UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 13, 2004

Accelrys, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27118	33-0557266
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9865 Scranton Road San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(858) 799-5000

Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement.

Item 9.01. Financial Statements and Exhibits.

SIGNATURE

EXHIBIT INDEX

Exhibit 2.1

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2004, Accelrys, Inc. signed a definitive agreement to merge a wholly owned subsidiary of Accelrys with and into Scitegic, Inc.  Following the consummation of the merger, Scitegic will become a wholly owned subsidiary of Accelrys.  Scitegic shareholders will receive for their shares (i) cash consideration in an aggregate amount of $12,250,000, subject to working capital adjustment and certain other adjustments and (ii) share consideration in an aggregate amount of 1,040,119 shares of Accelrys common stock.  In addition, Scitegic shareholders will receive additional share consideration in an aggregate amount of up to 334,324 shares of Accelrys common stock which will be distributed to Scitegic shareholders over the two-year period commencing on the date of closing, subject to the continued employment of two of Scitegic's key employees in accordance with the terms of their employment agreements with Accelrys.  Up to approximately $3.1 million of the cash consideration, subject to certain adjustments, will be held in escrow as security for certain indemnification obligations to Accelrys under the merger agreement.  The acquisition is expected to close in September 2004 and is subject to customary closing conditions, including approval by the shareholders of Scitegic.

Attached and incorporated herein by reference in its entirety as Exhibit 2.1 is the agreement and plan of merger and reorganization.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
2.1

Agreement and Plan of Merger and Reorganization, dated September 13, 2004, by and among Acclerys, Inc., Nashville Acquisition Corporation, Scitegic, Inc., Mathew Hahn and David Rogers as Principal Shareholders, and Mathew Hahn as Shareholder Representative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCELRYS, INC.

Date: September 16, 2004
	By:	/S/ JOHN J. HANLON
John J. Hanlon
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.1

Agreement and Plan of Merger and Reorganization, dated as of September 13, 2004, by and among Acclerys, Inc., Nashville Acquisition Corporation, Scitegic, Inc., Mathew Hahn and David Rogers as Principal Shareholders, and Mathew Hahn as Shareholder Representative.